Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

Set forth below is selected consolidated financial data for each of the past five fiscal years. The selected financial data should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and our consolidated financial statements and notes thereto included elsewhere in this report.

FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Years Ended December 31,
	2015	2014	2013	2012	2011
Operations Data:
Revenues	$517,766	$285,913	$141,482	$107,487	$88,982

Income (loss) before income taxes	$12,386	$(1,603)	$(8,272)	$(87,683)	$(165,704)
Income tax expense	(436)	—	—	—	(473)
Net income (loss) (including net income (loss) attributable to non-controlling interests)	11,950	(1,603)	(8,272)	(87,683)	(166,177)
Net income (loss) attributable to non-controlling interests in consolidated entities	—	329	1,205	2,552	(296)
Net income (loss) attributable to AV Homes stockholders	$11,950	$(1,932)	$(9,477)	$(90,235)	$(165,881)

Per Share Data:
Basic and diluted earnings (loss) per share (1)	$0.54	$(0.09)	$(1.34)	$(7.19)	$(13.33)

Balance Sheet Data:
Cash and cash equivalents	$46,898	$180,334	$144,727	$79,815	$124,316
Restricted cash	26,948	16,447	3,956	4,682	7,872
Land and other inventories	582,531	383,184	240,078	171,044	180,067
Total assets	736,139	663,151	465,928	335,554	405,843
Senior notes, net	320,846	294,221	104,602	103,085	102,189
Stockholders' equity (2)	301,681	286,740	286,101	166,172	254,197
Shares outstanding	22,333,154	22,072,098	21,986,378	12,827,283	12,942,502
Stockholders' equity per share	$13.51	$12.99	$13.01	$12.95	$19.64

Other Data:
Contracts signed, net	2,035	994	463	393	229
Closings	1,750	953	481	306	174
Backlog units	799	331	167	185	98
Backlog value	$243,947	$85,753	$39,862	$43,064	$21,540

(1)	The deemed dividend related to the beneficial conversion feature of $11,894 had an impact of ($0.75) per share on earnings for the year ended December 31, 2013.

(2)

These figures exclude cumulative non-controlling interests for the years ended December 31, 2013, 2012 and 2011, which are classified in consolidated stockholders' equity in accordance with authoritative accounting guidance.  These non-controlling interests represent our partners’ equity in limited liability companies that we consolidate for financial reporting purposes.